Exhibit 21.1

Subsidiaries of the Registrant

Name	Jurisdiction of Organization

Quest Marketing, Inc.	Oregon

Quest Exchange Ltd. HTS Image Processing, Inc. HTS (USA) Inc. HTS Image Ltd.	Canada Delaware Delaware Israel